Exhibit 99.1

Single Touch and Zoove Reach Settlement on Patent Litigation

JERSEY CITY, N.J. and PALO ALTO, Calif., Nov. 13, 2013 /PRNewswire/ -- Single Touch Interactive, Inc., (SITO) a subsidiary of Single Touch Systems, Inc., a technology based mobile media solutions provider, and Zoove Corporation today announced they have reached a settlement which resolves the dispute between the parties currently pending in the United States District Court for the Northern District of California.

Under the terms of the agreement, Zoove will license the patents-in-suit, namely U.S. Patent No. 7,813,716 and U.S. Patent No. 8,041,341, and patents related to the patents-in-suit and acknowledge the validity of the patents-in-suit.

Single Touch and Zoove will mutually benefit from an ongoing business relationship in which Zoove will provision abbreviated dialing codes for Single Touch, extending Single Touch's reach to other carrier networks.  The parties will also enter into a long term, reciprocal cross-license of patent rights in the field of abbreviated dialing codes, including under Zoove's StarStar platform and Singletouch's # code platform.

The financial terms of the Agreement include a payment to Single Touch.  Further terms and conditions of the Agreement are confidential.

Single Touch CEO James Orsini commented, "We are very pleased to have amicably resolved our dispute with Zoove in what amounts to a 'win-win' situation for all."

"Zoove is delighted that this dispute has come to terms, and that both parties involved are mutually beneficial of the result. We are happy to be moving forward and continuing to provide innovative mobile solutions for the market," stated Joe Gillespie, President and CEO of Zoove.

About Single Touch Systems, Inc.

Single Touch Systems, Inc. is a technology based mobile solutions provider serving businesses, advertisers and brands. Through patented technologies and a modular, adaptable platform, Single Touch's multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty. For more information about Single Touch Systems, Inc. visit: www.singletouch.net

About Zoove Corporation

Zoove Corporation is the exclusive provider of StarStar and StarStarMe, a unique mobile phone number that connects people with the things they care about most -- great content, favorite brands, and one another. Enabled across all major U.S. carriers, the StarStar platform empowers marketers to leverage media, mobile and marketing through a single platform, in order to create any offline-to-online brand experience they desire. StarStar drives millions of calls every year for the world's top brands including CBS, Ford, NFL, Target and Verizon Wireless. With offices in Chicago, New York and San Francisco, Zoove's solutions and mobile expertise enable marketers to deliver a more relevant on-the-go customer experience with unprecedented real-time metrics and media efficacy. To learn more, please visit www.zoove.com.

Forward-Looking Statements

This news release may contain forward-looking statements that involve risks and uncertainties and reflect Single Touch's judgment as of the date of this release. These statements may include those regarding strategy, growth and future operations. Actual events or results may differ from Single Touch's expectations. The risks and uncertainties include reliance on brand owners and wireless carriers, the possible need for additional capital, as well as other risks identified in Single Touch's filings with the SEC. Single Touch disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release, except as may be required by law.

Investor and Media Contact:

Robert Haag
Hampton Growth IR
877-368-3566
sito@hamptongrowth.com